Exhibit 10.1

FLUENT, INC.

EQUITY PARTICIPATION PLAN

1.	PURPOSE.

The purpose of the Fluent, Inc. Equity Participation Plan (the “Plan”) is to create an incentive for certain employees and other service providers to contribute to the long-term success of Fluent, Inc., a Delaware corporation (the “Company”), and its Affiliates through the ownership of interests which track the economics of equity interests in the Company.

2.	EFFECTIVE DATE.

This Plan is effective as of September 22, 2025 (the “Effective Date”).

3.	DEFINITIONS.

The following terms shall have the following meanings:

a.	“2022 Plan” means the Company’s 2022 Omnibus Equity Incentive Plan, effective as of June 8, 2022, as amended.

b.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified as of any date of determination.

c.	“Award” means any Equity Participation Right granted to a Participant pursuant to this Plan and an Award Agreement.

d.	“Award Agreement” means a written agreement in the form attached hereto as Exhibit A, as such form thereof may be revised from time to time by the Board.

e.	“Award Recipient” means any Participant who receives an Award pursuant to this Plan.

f.	“Board” shall mean the board of directors of the Company.

g.

“Cause” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Cause,” then “Cause” means (i) the Participant’s conviction of or plea of guilty or nolo contendere to a felony involving moral turpitude or which results in material harm to the Company; (ii) the Participant’s fraud against the Company or any breach of fiduciary duty owed to the Company; (iii) the Participant’s theft, misappropriation or embezzlement of the assets or funds of the Company or any customer, or engagement in misconduct that is materially injurious to the Company; (iv) the Participant’s gross negligence of Participant’s duties or willful misconduct in the performance of Participant’s duties; or (v) the Participant’s material breach of any agreement between the Company and its Affiliates on the one hand and Participant on the other hand, which (if curable) is not cured within thirty (30) days of written notice.  Any voluntary termination of employment or service by the Participant in anticipation of an involuntary termination of the Participant’s employment or service, as appliable, for Cause shall be deemed to be a termination for Cause.

h.

“Change in Control” shall have the meaning given such term in the 2022 Plan.  Notwithstanding the foregoing, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred with respect to the Equity Participation Rights granted hereunder only if a change in the ownership or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

i.	“Code” means the Internal Revenue Code of 1986, as amended and restated.

j.	“Committee” means the Compensation Committee of the Board.

k.	“Common Stock” means the common stock of the Company, par value $0.005.

l.

“Equity Participation Right” means a right to receive, in accordance with the terms hereof and any Award Agreement, with respect to each Restricted Stock Unit, a lump sum cash payment equal to the Fair Market Value of a share of Common Stock indexed to such Restricted Stock Units.

m.	“Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time.

n.

“Fair Market Value” of a share of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Board in its sole discretion; provided, that, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the Fair Market Value on any date shall be the average of the closing bid and asked prices for such share in such over-the-counter market for the last preceding date on which there was a sale of such share in such market.

o.	“Incentive Compensation” means (i) any annual cash bonus; (ii) any Award granted hereunder; or (iii) any award granted under the 2022 Plan.

p.

“Participant” means a Company employee or other individual service provider who receives an Award pursuant to this Plan and who enters into an Award Agreement with respect to such Award that is fully executed and delivered by all parties thereto.

q.	“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

r.

“Restricted Period” means, with respect to any Restricted Stock Units granted hereunder, the period during which any time restrictions, performance goals or other conditions that apply to transferability, delivery or vesting of such Restricted Stock Units.

s.	“Restricted Stock Units” means, except as otherwise provided herein or in any Award Agreement, the economic equivalent to a number of shares of Common Stock specified in the Award Agreement.

t.

“Section 16 Officer” means any officer of the Company whom the Board has determined is subject to the reporting requirements of Section 16 of the Exchange Act, whether or not such individual is a Section 16 Officer at the time the determination to recoup compensation is made.

u.	“Securities Act” means the Securities Act of 1933, as amended and restated.

4.	ADMINISTRATION.

This Plan shall be administered exclusively by the Board; provided the Board may, in the Board’s sole discretion, delegate some of the responsibilities and powers to another person, entity or governing body, including without limitation, the Committee. Unless otherwise provided, references in the Plan to the Board shall include designees of the Board (as required by context).

5.	AUTHORITY OF THE BOARD.

Subject to any specific provision in this Plan, the Board has the exclusive power, authority and discretion to:

a.	designate Participants to receive Awards;

b.	determine the number of Awards to be granted and the number of Restricted Stock Units applicable to any Equity Participation Right to which an Award will relate;

c.	prescribe the form and substance of each Award Agreement;

d.	decide all other matters that must be determined in connection with an Award;

e.	establish, adopt, terminate or revise any rules and regulations as it may deem necessary or advisable to administer this Plan;

f.	amend, modify or terminate this Plan;

g.	interpret the terms of, and any matter arising pursuant to, this Plan or any Award Agreement;

h.	make all other decisions and determinations that may be required pursuant to this Plan or as the Board deems necessary or advisable to administer this Plan; and

i.	delegate, as it deems advisable, all or part of its powers, rights and duties under this Plan.

6.	DECISIONS BINDING.

The Board’s interpretation of this Plan, any Awards granted pursuant to this Plan, any Award Agreement and all decisions and determinations by the Board with respect to this Plan and any Award Agreements are final, binding, and conclusive on the Company, all Participants, and all Award Recipients.

7.	NO RIGHTS TO AWARDS.

No Participant or other person shall have any claim to be granted any Award pursuant to this Plan, and none of the Company, its unitholders, nor the Board are obligated to treat Participants or other persons uniformly.

8.	NO PAYMENT FOR AWARDS.

Under no circumstance will a Participant or Award Recipient be required to pay, contribute or surrender any cash or other consideration in order to participate in, or receive Awards under, this Plan.

9.	NO CASH IN LIEU OF AWARDS.

Participants granted an Award under this Plan will not have the option of receiving cash or other property (including by trading in all or any portion of an Equity Participation Right) in lieu of any Equity Participation Right or Award.

10.	AMENDMENT, MODIFICATION, AND TERMINATION.

The Board may terminate, amend or modify this Plan at any time in its sole discretion; provided, that no such termination, amendment, or modification of this Plan shall materially adversely affect any Award previously granted pursuant to this Plan without the prior written consent of the Award Recipient. If adjustments are made to outstanding equity interests of the Company, or if outstanding equity interests of the Company are converted into or exchanged for other securities or property as a result of any material and unusual distributions, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and the like, appropriate adjustments (as determined in good faith by the Board) shall be made (unilaterally by the Board) to the Restricted Stock Units relating to the Equity Participation Rights, so that the economic intent of this Plan is preserved. In addition, if outstanding shares of Common Stock of the Company are converted into or exchanged for another security, then all references to “equity interests,” “Common Stock” and “Restricted Stock Units,” as applicable, herein and in any Award Agreement shall be deemed to be references to such other security and such other adjustment shall be made as provided in this Section 10, as applicable.

11.	NO UNITHOLDER RIGHTS.

No Award shall give the Participant thereof any of the rights of an equity holder of the Company. Equity Participation Rights are used solely to measure and determine the amount to be paid to Participants under the Plan. Equity Participation Rights do not constitute and shall not be treated as an equity interest in the Company or as any other property or as a trust fund of any kind.

12.	NO RIGHT TO EMPLOYMENT OR SERVICES.

Nothing contained in this Plan or any Award Agreement shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ any Participant or contract for any Participant’s services, to restrict the Company’s or such subsidiary’s right to discharge any Participant or cease contracting for any Participant’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between any Participant and the Company or any Affiliate.

13.	EXPENSES.

The expenses of administering this Plan shall be borne by the Company.

14.	TITLES AND HEADINGS.

The titles and headings of the Sections in this Plan are for convenience of reference only and, in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

15.	GOVERNMENT AND OTHER REGULATIONS.

The obligation of the Company in connection with Awards granted hereunder shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required.

16.	GOVERNING LAW.

This Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

17.	SECURITIES MATTERS AND REGULATIONS.

Each Award is subject to the requirement that, if at any time the Board determines that the listing, registration or qualification of shares of Common Stock is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award, no such Award shall be granted or payment made, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board.

18.	CLAWBACK.

a.

If the Company is required to prepare a financial restatement due to the material non-compliance of the Company with any financial reporting requirement, then the Board may require any Section 16 Officer to repay or forfeit to the Company, and each Section 16 Officer agrees to so repay or forfeit, that part of the Incentive Compensation received by that Section 16 Officer during the three-year period preceding the publication of the restated financial statement that the Board determines was in excess of the amount that such Section 16 Officer would have received had such Incentive Compensation been calculated based on the financial results reported in the restated financial statement. In addition to the foregoing, if the employment or provision of services of any Participant is terminated by the Company for Cause or otherwise as a result of any material misconduct by such Participant, or if such Participant breaches any restrictive covenant owed to the Company or any of its Affiliates, the Company may require such Participant to repay or forfeit to the Company, and each Participant agrees to so repay or forfeit, the entire amount of the Incentive Compensation received by that Participant during the three-year period preceding his or her termination of employment or service or breach, as applicable.  The Board may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid Incentive Compensation and how much Incentive Compensation to recoup from each Section 16 Officer or Participant, as applicable (which need not be the same amount or proportion for each Section 16 Officer or Participant). The amount and form of the Incentive Compensation to be recouped shall be determined by the Board in its sole and absolute discretion, and recoupment of Incentive Compensation may be made, in the Board’s sole and absolute discretion, through the cancellation of vested or unvested Awards, cash repayment or both.

b.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under the Company’s Clawback Policy, any applicable law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to the Company’s Clawback Policy or such other applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

19.	CHANGE IN CONTROL.

Notwithstanding anything herein to the contrary, to the extent permitted by Section 409A of the Code, in connection with a Change in Control, the Board may provide, in its sole discretion, for the cancellation of this Plan and each outstanding Award, in each case, in exchange for a lump sum cash payment in an amount equal to the aggregate Fair Market Value of the shares of Common Stock indexed to the outstanding portion of such Award at the time of such Change in Control.

EXHIBIT A

FORM OF AWARD AGREEMENT